Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports 2019 earnings from continuing operations of $1.5 billion, and earnings per share of $1.50, up 10 percent
Generated highest annual pre-tax pre-provision income since 2007

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 17, 2020 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2019. For the fourth quarter, the company reported net income from continuing operations available to common shareholders of $366 million, and earnings per diluted share of $0.38. For the full year of 2019, the company reported net income available to common shareholders from continuing operations of $1.5 billion, and earnings per diluted share from continuing operations of $1.50, a 10 percent increase. Full-year pre-tax pre-provision income was at its highest level since 2007, increasing 9 percent, generating positive operating leverage of approximately 4 percent on a reported basis and 2 percent on an adjusted basis(1) versus the prior year.

“Regions delivered strong financial results in 2019 by focusing on our customers, maintaining expense discipline and proactively managing our business to address evolving market dynamics,” said John Turner, President and CEO. “Adjusted revenue grew 2 percent, the adjusted efficiency ratio improved 130 basis points, and we generated the highest pre-tax pre-provision income in over a decade. We are well positioned to meet our performance goals for 2020 by executing our strategic plan and delivering consistent, sustainable performance.”

SUMMARY OF FULL YEAR AND FOURTH QUARTER 2019 RESULTS:

	Quarter Ended			Year Ended
(amounts in millions, except per share data)	12/31/2019	9/30/2019	12/31/2018	2019	2018
Income from continuing operations (A)	$389	$409	$406	$1,582	$1,568
Income from discontinued operations, net of tax	—	—	—	—	191
Net income	389	409	406	1,582	1,759
Preferred dividends (B)	23	24	16	79	64
Net income available to common shareholders	$366	$385	$390	$1,503	$1,695
Net income from continuing operations available to common shareholders (A) – (B)	$366	$385	$390	$1,503	$1,504

Weighted-average diluted shares outstanding	968	991	1,043	999	1,102
Actual shares outstanding—end of period	957	964	1,025	957	1,025

Diluted earnings per common share from continuing operations	$0.38	$0.39	$0.37	$1.50	$1.36

Diluted earnings per common share	$0.38	$0.39	$0.37	$1.50	$1.54

Non-GAAP adjusted items impacting earnings from continuing operations(1):
Pre-tax adjusted items:
Loss on early extinguishment of debt	$(16)	$—	$—	$(16)	$—
Branch consolidation, property and equipment charges	(12)	(5)	(3)	(25)	(11)
Salaries and benefits related to severance charges	—	(1)	(7)	(5)	(61)
Contribution to Regions' charitable foundation	—	—	—	—	(60)
Expenses associated with residential mortgage loan sale	—	—	—	—	(4)
Securities gains (losses), net	(2)	—	—	(28)	1
Leveraged lease termination gains	—	1	—	1	8
Gain on sale of affordable housing residential mortgage loans	—	—	—	8	—

Diluted EPS impact*	$(0.02)	$—	$(0.01)	$(0.05)	$(0.08)

*	Based on income taxes at an approximate 25% incremental rate.

During the fourth quarter of 2019, total revenue increased approximately 3 percent on a reported and adjusted basis(1) compared to the fourth quarter of 2018 as growth in non-interest income exceeded a decline in net interest income. Non-interest expense remained well controlled during the quarter on a reported and adjusted basis(1), as higher production-based compensation and marketing spend were partially offset by a reduction in occupancy expense.

Overall asset quality remained in line with the company's broader risk expectations during the quarter. Compared to the fourth quarter of 2018, annualized net charge-offs remained unchanged at 0.46 percent of average loans, and total non-performing loans increased 1 basis point to 0.61 percent of total loans outstanding. The allowance for loan and lease losses increased to 1.05 percent of total loans and 171 percent of non-performing loans.

Business services criticized loans increased 17 percent driven by increases in classified loans, partially offset by a decrease in special mention loans.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter include the company's continued focus on increasing organizational efficiency and effectiveness. This included $12 million of net expenses associated with branch consolidations and property and equipment charges. In addition, the company incurred a $16 million loss related to the early extinguishment of debt and recorded $2 million in securities losses during the quarter.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	12/31/2019	9/30/2019	12/31/2018	4Q19 vs. 3Q19		4Q19 vs. 4Q18
Net interest income and other financing income	$918	$937	$958	$(19)	(2.0)%	$(40)	(4.2)%
Taxable equivalent adjustment	13	13	13	—	—%	—	—%
Net interest income and other financing income, taxable equivalent basis	$931	$950	$971	$(19)	(2.0)%	$(40)	(4.1)%
Net interest margin (FTE)	3.39%	3.44%	3.52%

Non-interest income:
Service charges on deposit accounts	$187	$186	$185	$1	0.5%	$2	1.1%
Card and ATM fees	112	114	111	(2)	(1.8)%	1	0.9%
Wealth management income	84	83	77	1	1.2%	7	9.1%
Capital markets income	61	36	50	25	69.4%	11	22.0%
Mortgage Income	49	56	30	(7)	(12.5)%	19	63.3%
Commercial credit fee income	18	19	19	(1)	(5.3)%	(1)	(5.3)%
Bank-owned life insurance	18	18	12	—	—%	6	50.0%
Securities gains (losses), net	(2)	—	—	(2)	NM	(2)	NM
Market value adjustments on employee benefit assets - defined benefit	—	—	(7)	—	NM	7	(100.0)%
Market value adjustments on employee benefit assets - other*	7	7	(8)	—	NM	15	(187.5)%
Other	28	39	12	(11)	(28.2)%	16	133.3%
Non-interest income	$562	$558	$481	$4	0.7%	$81	16.8%
Total revenue	$1,480	$1,495	$1,439	$(15)	(1.0)%	$41	2.8%

Adjusted total revenue (non-GAAP)(1)	$1,482	$1,494	$1,439	$(12)	(0.8)%	$43	3.0%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of fourth quarter 2019 to third quarter 2019
Total revenue of approximately $1.5 billion in the fourth quarter decreased 1 percent on a reported and adjusted basis(1) compared to the prior quarter. Net interest income and other financing income decreased 2 percent and net interest margin decreased 5 basis points to 3.39 percent. Net interest margin and net interest income and other financing income were negatively impacted primarily by lower market interest rates, partially offset by declining deposit costs and a more favorable funding mix. Lower average loan balances also reduced net interest income and other financing income but benefited net interest margin.

Non-interest income increased approximately 1 percent on a reported and adjusted basis(1) led by growth in capital markets, wealth management and service charges. Capital markets experienced a record quarter driven by higher commercial swap income, loan syndication revenue, and merger and acquisition advisory services. Customer interest rate swap income was impacted by $5 million of positive market-related credit valuation adjustments during the fourth quarter, compared to $6 million of negative valuation adjustments during the prior quarter. The increase in capital markets income was partially offset by declines in mortgage income and other non-interest income. The decrease in mortgage income was driven primarily by less favorable hedging and valuation adjustments on residential mortgage servicing rights. The decrease in other non-interest income was driven primarily by a net $11 million increase in the value of certain equity investments during the prior quarter that did not repeat at the same level.

Comparison of fourth quarter 2019 to fourth quarter 2018
Total revenue increased 3 percent on a reported and adjusted basis(1) compared to the fourth quarter of 2018. Net interest income and other financing income decreased 4 percent, while net interest margin decreased 13 basis points. Net interest margin and net interest income and other financing income were negatively impacted by lower market interest rates and higher funding costs. This was partially offset by the positive impacts from repositioning strategies executed in the investment portfolio throughout 2019, higher loan balances and favorable loan remixing.

Non-interest income increased 17 percent on a reported and adjusted basis(1). Market volatility in the fourth quarter of 2018 drove significant valuation declines in assets held for employee benefits and negatively impacted bank-owned life insurance income. Compared to the prior-year quarter, market value adjustments on total employee benefit assets increased $22 million, and favorably impacted bank-owned life insurance income $5 million. Wealth management income increased 9 percent reflecting growth in both investment services and investment management and trust income which includes the 2019 acquisition of Highland Associates, Inc. Mortgage income increased 63 percent driven primarily by increased production and sales income reflecting a 61 percent increase in total mortgage production. Hedging and valuation adjustments on residential mortgage servicing rights also contributed to the increase. Capital markets income increased 22 percent due primarily to higher customer interest rate swap income, loan syndication revenue, and an increase in fees generated from the placement of permanent financing for real estate customers. The increase in swap income was driven primarily by market-related credit valuation adjustments tied to customer derivatives.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	12/31/2019	9/30/2019	12/31/2018	4Q19 vs. 3Q19		4Q19 vs. 4Q18
Salaries and employee benefits	$488	$481	$468	$7	1.5%	$20	4.3%
Net occupancy expense	79	80	86	(1)	(1.3)%	(7)	(8.1)%
Furniture and equipment expense	82	83	82	(1)	(1.2)%	—	—%
Outside services	44	48	46	(4)	(8.3)%	(2)	(4.3)%
Professional, legal and regulatory expenses	28	21	27	7	33.3%	1	3.7%
Marketing	28	23	21	5	21.7%	7	33.3%
FDIC insurance assessments	11	12	14	(1)	(8.3)%	(3)	(21.4)%
Credit/checkcard expenses	15	19	13	(4)	(21.1)%	2	15.4%
Branch consolidation, property and equipment charges	12	5	3	7	140.0%	9	300.0%
Visa class B shares expense	2	5	(2)	(3)	(60.0)%	4	(200.0)%
Provision (credit) for unfunded credit losses	(3)	(2)	1	(1)	50.0%	(4)	(400.0)%
Loss on early extinguishment of debt	16	—	—	16	NM	16	NM
Other	95	96	94	(1)	(1.0)%	1	1.1%
Total non-interest expense	$897	$871	$853	$26	3.0%	$44	5.2%
Total adjusted non-interest expense(1)	$869	$865	$843	$4	0.5%	$26	3.1%

NM - Not Meaningful

Comparison of fourth quarter 2019 to third quarter 2019
Non-interest expense increased 3 percent on a reported basis but remained relatively unchanged on an adjusted basis(1) compared to the third quarter. Higher production-based incentives drove a 1 percent increase in salaries and benefits. Professional fees increased 33 percent driven by the timing of legal and consulting costs, and marketing expenses increased 22 percent driven by additional campaigns targeting priority markets. Partially offsetting these increases, outside services decreased 8 percent reflecting the company's success in reducing overall third-party spend.

The company's fourth quarter efficiency ratio was 60.1 percent on a reported basis and 58.1 percent on an adjusted basis(1). The effective tax rate was approximately 20.3 percent.

Comparison of fourth quarter 2019 to fourth quarter 2018
Non-interest expense increased 5 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the fourth quarter of 2018. Salaries and benefits increased 4 percent driven primarily by an increase in production-based incentives, partially offset by continued staffing reductions. Staffing levels declined 2 percent or 405 full-time equivalent positions from the fourth quarter of 2018. Marketing expenses increased 33 percent as additional targeted campaigns commenced during the current quarter.

Occupancy expense decreased 8 percent driven primarily by storm-related charges associated with Hurricane Michael recorded in the prior year period, combined with the targeted reduction of approximately 650,000 square feet of space in 2019.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q19	3Q19	4Q18	4Q19 vs. 3Q19		4Q19 vs. 4Q18
Commercial and industrial	$39,743	$40,200	$38,111	$(457)	(1.1)%	$1,632	4.3%
Commercial real estate—owner-occupied*	5,846	5,871	6,196	(25)	(0.4)%	(350)	(5.6)%
Investor real estate*	6,385	6,388	6,090	(3)	—%	295	4.8%
Business Lending	51,974	52,459	50,397	(485)	(0.9)%	1,577	3.1%
Residential first mortgage	14,416	14,298	14,230	118	0.8%	186	1.3%
Home equity	8,478	8,683	9,335	(205)	(2.4)%	(857)	(9.2)%
Indirect—vehicles**	1,948	2,247	3,109	(299)	(13.3)%	(1,161)	(37.3)%
Indirect—other consumer	3,005	2,750	2,287	255	9.3%	718	31.4%
Consumer credit card	1,337	1,310	1,298	27	2.1%	39	3.0%
Other consumer	1,234	1,239	1,217	(5)	(0.4)%	17	1.4%
Consumer Lending	30,418	30,527	31,476	(109)	(0.4)%	(1,058)	(3.4)%
Total Loans	$82,392	$82,986	$81,873	$(594)	(0.7)%	$519	0.6%

Adjusted Business Lending (non-GAAP)	$51,974	$52,459	$50,649	$(485)	(0.9)%	$1,325	2.6%
Adjusted Consumer Lending (non-GAAP)(1)	28,470	28,280	28,367	190	0.7%	103	0.4%
Adjusted Total Loans (non-GAAP)(1)	$80,444	$80,739	$79,016	$(295)	(0.4)%	$1,428	1.8%

NM - Not meaningful.
* Approximately $345 million of senior assisted living balances were reclassified from owner-occupied commercial real estate loans into investor real estate loans at the end of 2018.
** Indirect vehicles is an exit portfolio.

Comparison of fourth quarter 2019 to third quarter 2019
Average loans and leases decreased approximately 1 percent on a reported basis and remained relatively unchanged on an adjusted basis(1) compared to the prior quarter. Average balances in the business lending portfolio decreased modestly reflecting a continued focus on client selectivity and overall relationship profitability. Business lending loans were also impacted by lower line utilization as payoffs and paydowns outpaced production. Adjusted(1) average balances in the consumer lending portfolio increased modestly as growth in residential first mortgage, indirect-other consumer and consumer credit card was partially offset by declines in home equity lending.

Comparison of fourth quarter 2019 to fourth quarter 2018
Average loans and leases increased 1 percent on a reported basis and 2 percent on an adjusted basis(1) compared to the fourth quarter of 2018. Adjusted(1) average balances in the business lending portfolio increased 3 percent led by 4 percent adjusted(1) growth in commercial and industrial loans. Owner-occupied commercial real estate loans declined 6 percent, while investor real estate loans increased 5 percent. Adjusted(1) average balances in the consumer lending portfolio increased modestly as growth in indirect-other consumer, residential first mortgage, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Deposits

	Average Balances

($ amounts in millions)	4Q19	3Q19	4Q18	4Q19 vs. 3Q19		4Q19 vs. 4Q18
Customer low-cost deposits	$86,671	$85,367	$86,141	$1,304	1.5%	$530	0.6%
Customer time deposits	7,543	7,712	6,792	(169)	(2.2)%	751	11.1%
Corporate treasury time deposits	189	436	87	(247)	(56.7)%	102	117.2%
Corporate treasury other deposits	109	541	139	(432)	(79.9)%	(30)	(21.6)%
Total Deposits	$94,512	$94,056	$93,159	$456	0.5%	$1,353	1.5%

($ amounts in millions)	4Q19	3Q19	4Q18	4Q19 vs. 3Q19		4Q19 vs. 4Q18
Consumer Bank Segment	$59,359	$59,217	$57,366	$142	0.2%	$1,993	3.5%
Corporate Bank Segment	26,627	25,690	26,323	937	3.6%	304	1.2%
Wealth Management Segment	7,891	7,843	8,027	48	0.6%	(136)	(1.7)%
Other	635	1,306	1,443	(671)	(51.4)%	(808)	(56.0)%
Total Deposits	$94,512	$94,056	$93,159	$456	0.5%	$1,353	1.5%

Comparison of fourth quarter 2019 to third quarter 2019
Total average deposit balances remained relatively stable at $94.5 billion in the fourth quarter. Average deposits were relatively unchanged in the Consumer segment while the Corporate and Wealth Management segments experienced increases of 4 percent and 1 percent, respectively. The increase in Corporate segment deposits was primarily driven by seasonally higher non-interest bearing and money market balances. Average deposits in the Other segment deposits decreased 51 percent primarily within the wholesale corporate treasury deposit categories.

Comparison of fourth quarter 2019 to fourth quarter 2018
Total average deposit balances increased 1 percent compared to the fourth quarter of 2018 as reductions in low-cost deposits, particularly non-interest-bearing deposits, were offset by growth in time and money market deposits. Solid growth in average Consumer segment deposits was partially offset by reductions in Other segment deposits. Corporate and Wealth segment deposits remained relatively stable. Within the Consumer segment, steady growth in primary operating accounts contributed to a 3 percent increase in average non-interest-bearing deposits, helping to reduce the impact of deposit remixing within the other segments.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2019	9/30/2019	12/31/2018
ALL/Loans, net	1.05%	1.05%	1.01%
Allowance for loan losses to non-performing loans, excluding loans held for sale	171%	188%	169%
Provision for loan losses	$96	$108	$95
Net loans charged-off	$96	$92	$95
Net loan charge-offs as a % of average loans, annualized	0.46%	0.44%	0.46%
Non-accrual loans, excluding loans held for sale/Loans, net	0.61%	0.56%	0.60%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.70%	0.65%	0.68%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	0.89%	0.82%	0.85%
Total TDRs, excluding loans held for sale	$659	$657	$729
Total Criticized Loans—Business Services**	$2,251	$2,319	$1,922
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of fourth quarter 2019 to third quarter 2019
Asset quality performed in line with the company's broader risk expectations reflecting improvements in several credit metrics and some continued normalization of others. Total business services criticized and classified loans decreased 3 percent and 8 percent, respectively, while troubled debt restructured loans and delinquent loans, excluding government guaranteed mortgages, remained stable. Total non-accrual loans, excluding loans held for sale, increased 5 basis points to 0.61 percent of loans outstanding. The increase in non-accrual loans was primarily attributable to one credit within the waste management industry. Annualized net charge-offs increased modestly to 0.46 percent of average loans. The provision for loan losses equaled net charge-offs resulting in an allowance for loan losses equal to 1.05 percent of total loans outstanding and 171 percent of total non-accrual loans. While overall asset quality remains within expectations, volatility in certain credit metrics can be expected.

Comparison of fourth quarter 2019 to fourth quarter 2018
Annualized net charge-offs were in line with the fourth quarter of 2018, and the allowance for loan losses as a percent of total loans increased 4 basis points. Total non-accrual loans, excluding loans held for sale, increased 1 basis point as a percent of loans outstanding. Total business services criticized loans increased 17 percent driven primarily by an increase in classified loans, partially offset by a reduction in special mention loans. In addition, total troubled debt restructured loans, excluding loans held for sale, decreased 10 percent driven primarily by reductions in commercial loans.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2019	9/30/2019	12/31/2018
Basel III Common Equity Tier 1 ratio(2)	9.6%	9.6%	9.9%
Tier 1 capital ratio(2)	10.8%	10.8%	10.7%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.34%	8.44%	7.80%
Tangible common book value per share (non-GAAP)(1)*	$10.58	$10.79	$9.19
* 2019 improvement in tangible common book value per share includes the impact of quarterly earnings, as well as improvement to market value adjustments within accumulated other comprehensive income, offset by continued capital returns.

Regions’ estimated capital ratios remain well above current regulatory requirements under the Basel III capital rules. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.8 percent and 9.6 percent, respectively, at quarter-end.

During the fourth quarter, the company repurchased 7.8 million shares of common stock for a total of $132 million through open market purchases and declared $149 million in dividends to common shareholders. The company’s loan-to-deposit ratio at the end of the third quarter was 85 percent.

(1)	Non-GAAP; refer to pages 8, 12, 13, 14, 22, 23, and 26 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, Jan. 17, 2020, at 2 p.m. ET through Monday, Feb. 17, 2020. To listen by telephone, please dial 855-859-2056, and use access code 8473987. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to stockholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•
Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

•
Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•
Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.

•
Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

•
The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

•
Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•
Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

•
The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

•
Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•
Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

•
Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.

•
Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets

•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance